Gibraltar

AMICO Acquisition Announcement

Conference Call Script

September 15, 2005

Final

KEN

Thank you, Colby.

We want to thank everyone for joining us on today’s call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on the AMICO acquisition, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Thanks, Ken.

Good morning, everyone.  On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

In the next couple of minutes, I’m going to give you a quick overview of AMICO, and talk about the strategic importance of this acquisition. Dave will then discuss how we are going to finance the transaction and what our capital structure will look like once the financing is completed. Finally, Henning will look at AMICO from an operating perspective, and outline what it will mean to Gibraltar right away and as we move into the future. After our prepared remarks, we’ll open the call to your questions.

PAUSE

Gibraltar has successfully completed 22 acquisitions over the last ten years, significantly growing and strengthening every part of our company.

We have developed a detailed process that allows us to identify acquisition candidates, thoroughly perform due diligence, accurately price the transactions, expeditiously complete them, integrate those businesses into the Gibraltar organization, and then work to enhance the growth and profitability of the acquired operations.

We brought all of the experience gained in 22 acquisitions to bear on the AMICO acquisition, which was Gibraltar’s largest thus far. Importantly, the AMICO acquisition demonstrates that we are capable of completing a much larger transaction, within our historic EBITDA multiple range, supporting our long-term growth objectives.

In 2004, AMICO had sales of approximately $285 million, which will give Gibraltar annualized sales, once this transaction is completed, of approximately $1.4 billion, moving us much closer to our goal of annual sales of $2 billion or more by 2009, or sooner.

When it is combined with our existing operations, AMICO will give us annual Building Products sales in excess of $800 million, nearly 60 facilities across North America, and relationships with all of the leading customers in the major distribution channels.

The AMICO acquisition meets all of our acquisition criteria:

It will be immediately accretive to earnings.

It will enhance our ability to improve the operational performance of our company, helping us produce higher and more consistent margins, improving our returns on capital, and increasing our cash flow.

It will broaden our product line, giving us market leading positions in a number of product categories including metal bar grating, expanded metal, and metal lath. We will also have strong positions in a number of other product categories. We are starting out with these product lines in similar fashion to how we moved into Thermal Processing and Building Products by acquiring a company with a leading market position and building from there.

It employs manufacturing processes which are closely aligned with our historic core operating competencies.

With 7,000 customers in the United States – and nearly 1,000 in Canada – it will broaden and diversify our customer base, giving us exposure to more customers, and different customers, all of which will spread our risk and expand our opportunities.

Because AMICO is the leader in a number of fragmented and expanding markets, it is well positioned for continued growth.

AMICO has a strong and experienced management team, which plans to stay on after the acquisition and work with us to continue – and accelerate – the growth of the business.

And AMICO, when combined with our other operations, will increase our annual steel purchases to approximately 1 million tons, making Gibraltar a more important customer to our suppliers. Size matters in the new post-consolidation steel market place.

Like all of our earlier acquisitions, AMICO is a synergistic extension of our existing business and it falls within our core competencies. It’s a good business, run by good people, and working together we believe we can make it even stronger.

Our focus with the AMICO transaction – like the other 22 acquisitions we’ve made – is to create shareholder value, long term. And we are confident that AMICO gives us a great opportunity to do just that.

At this point, I’ll turn the call over to Dave who will provide some details on how we intend to pay for the acquisition and what our capital structure will look like after we complete it.

Dave.

DAVE

Thanks, Brian.

As noted in our news release, the AMICO acquisition, at approximately $240 million, is the largest in Gibraltar’s history. As such, it affords us the opportunity to reposition our overall capital structure, while still giving us the flexibility we need and providing additional capacity for continued growth.

As many of you are aware, the primary source of funding for our previous acquisitions was through the use of our revolving credit agreement, supplemented periodically by additional equity capital.

Additionally, those of you who have been following Gibraltar for any length of time are aware that one of our goals from a finance perspective was to put in place a more flexible and appropriate capital structure for a company of our size and characteristics.

This acquisition, because of its size, will permit us to restructure and put into place a new and more permanent capital structure which will be better suited to Gibraltar, yet one that gives us the flexibility to continue our growth.

As a part of this restructuring, it will be necessary for us to redeem early the approximately $115 million of Senior Secured Private Placement notes currently on our balance sheet.  While the private placement notes have served us well over the last few years, they lack the flexibility to allow us to pursue larger, more complex strategies.

Because of the non-call and make-whole provisions of those notes, we will incur a charge related to their early extinguishment of approximately of $4.9 million after tax. The exact amount of the make-whole penalty and the timing of the charge will be dependent on the timing of the transaction closing and prepayment.  In addition, we plan on prepaying certain seller financing notes related to earlier acquisitions.  There are no prepayment penalties attached to repayment of the seller notes.

Initial funding to close the AMICO transaction and prepay the existing indebtedness will come from a $300 million facility underwritten by a consortium of banks led by Key Bank and consisting of Key, JP Morgan Chase, and Harris Nesbitt.  Additional funds, as required, will come from the Company’s existing revolving credit facility, which is being upsized from $250 million to $300 million.

After closing the transaction, we intend to refinance these borrowings with longer-term debt offerings in the capital markets.  Currently, we are targeting the institutional term loan and high yield markets for this purpose.  The ultimate mix and form of financing will be dependent on demand and the then-existing market conditions.  However, we believe it is important to put some form of junior capital on our balance sheet and we are targeting a financing package that will give us that result. In anticipation of placing the permanent financing, we are in the process of obtaining public credit ratings.

We are targeting the completion of the permanent financing before year end and repaying all the monies advanced under the $300 million temporary facility, as well as funds drawn down under the revolver and used for the acquisition.

We anticipate that once the permanent financing is in place, we will have approximately $200 million of liquidity under the revolver and additional debt capacity in both the secured and unsecured capital markets.

Now I will turn the call over to Henning for a closer look at AMICO’s operations.

HENNING

Thanks, Dave.

AMICO’s 2005 projected gross margins are above 25%, with operating margins in excess of 10%.

Their customer base is diverse, with no customer having more than 2% of total sales.

AMICO operates 12 manufacturing facilities and seven distribution facilities in 12 states and Canada. It generates sales in the residential and commercial building products markets and participates in segments of specific industrial markets. 30% of its products are custom- engineered to customer specifications.

From an operational perspective, AMICO’s contribution margin and gross margins are in line with or above Gibraltar’s long established targets, and we believe are not only sustainable, but offer good opportunities for synergistic improvements as is the case with their operating margins.

Organic growth of the business is expected at 2X GDP. Opportunities for more aggressive growth patterns, with product line extensions and consolidations, are excellent.

AMICO does enjoy #1 market share in three of its product categories – grates, lath, and expanded metal products – and high market share exists in all remaining products, with plans to strategically increase market share.

AMICO’s business philosophy is congruent to Gibraltar’s – high market share in niche markets.

Operationally, AMICO, when combined with Gibraltar, will enjoy the benefits of a centralized, lower-cost organization, while still retaining a niche product and market focus.

As Brian indicated, the business will continue to be managed by the experienced teams now in place and will report directly into our corporate management team.

Brian will now provide closing comments.

BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make a few closing comments.

During our nearly 12 years as a public company, we have continued to strategically reposition Gibraltar, dramatically changing its size, scope, product offering, customer mix, and geographic coverage, all of which positions the Company for an even stronger performance in the future.

The AMICO acquisition, the largest in Gibraltar’s history, is an important step in this process.

It makes our company much larger and much stronger.

It gives us leadership positions in a number of new product areas.

After the acquisition, nearly 2/3 of our sales will come from manufactured end products, which historically carry higher and more stable margins.

It significantly expands and diversifies our customer base.

When combined with our other operations, it creates many additional opportunities to leverage our critical mass (with steel purchasing and other supply chain initiatives) to improve market share and drive down costs.

We believe that the AMICO acquisition enhances our ability to produce steady and sustainable improvements in our margins and profitability over the long term. Improving our margins and profitability, we believe, will help to create shareholder value. And that, of course, is what we are in business to do.

That concludes our prepared comments.

Before we open the call to your questions, I’d like to ask Ken to make a few closing comments.

KEN

While we are ready to answer your questions, it is important to note that this transaction has not yet closed, and it will not do so for a couple of weeks.

We are also still subject to certain confidentiality and non-disclosure agreements.

Consequently, we do not have complete or full access to the company at this time, and because of that, we don’t want to speculate or provide incomplete answers.

Therefore, we are going to limit our comments to what we covered in our news release and in our prepared comments during this conference call.

With that said, at this time we’d like to open the lines to your questions.

Q & A Session

BRIAN

Thank you for joining us this morning, and for your continuing interest in Gibraltar.

AMICOCC